Exhibit 7

[Letterhead of LarsonAllen LLP]

United States Securities and Exchange Commission

Washington, D.C. 20549

Dear Madam or Sir:

We have read the statements of ClearPoint Business Resources, Inc. contained in Item 4.02 of its Amendment No. 2 to the Current Report on Form 8-K/A dated February 23, 2007. We agree with the statements made by ClearPoint Business Resources, Inc. in such Item 4.02.

/s/ LarsonAllen LLP

LarsonAllen LLP

Orlando, Florida

December 23, 2008